Exhibit 99.1

NOG Announces Third Quarter 2022 Results

THIRD QUARTER HIGHLIGHTS

•Record quarterly production of 79,123 Boe per day (57% oil), an increase of 37% from the third quarter of 2021
•Third quarter GAAP cash flow from operations of $276.8 million. Excluding changes in net working capital, cash flow from operations was $269.3 million, an increase of 7% sequentially from the second quarter of 2022
•Capital expenditures of $154.5 million during the third quarter (excluding non-budgeted acquisitions) were higher because of accelerated activity and strong Ground Game execution
•Free Cash Flow of $110.6 million during the third quarter, an increase of 99% from the third quarter of 2021. See “Non-GAAP Financial Measures” below
•Announced $110.0 million core Midland Basin acquisition in August 2022, which closed in October 2022
•Increasing 2022 well count, production and capital expenditure guidance and adjusting operating cost and pricing differential guidance

SHAREHOLDER RETURN HIGHLIGHTS

•Declared $0.30 per share common dividend for the fourth quarter of 2022, an increase of 20% from the third quarter
•Repurchased $38.7 million of common shares in the third quarter and October 2022, for a total of $51.5 million year-to-date at an average price of $28.42 per share (1.81 million shares)
•Retired $10.0 million principal amount of 8.125% Senior Unsecured Notes at an average price of 94.8% of par value in the third quarter and October 2022, for a total of $23.4 million year-to-date at an average price of 96.7% of par value
•On November 8, 2022, exercised right to cause a full conversion of the 6.5% Series A Perpetual Convertible Preferred Stock into shares of common stock, which will be effected on November 15, 2022

MINNEAPOLIS (BUSINESS WIRE) - November 8, 2022 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG”) today announced the company’s third quarter results.

MANAGEMENT COMMENTS

“Significant volume growth helped NOG achieve record Adjusted EBITDA and cash flow once again this quarter, more than offsetting lower oil prices,” commented Nick O’Grady, NOG’s Chief Executive Officer. “We continue to see accelerating activity on our properties and strong Ground Game reinvestment opportunities. This increasing velocity, combined with our high quality larger acquisitions, is setting the stage for substantial growth in cash flows and returns for 2023.”

THIRD QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the third quarter were $534.1 million. Third quarter GAAP net income was $583.5 million or $6.77 per diluted share. Third quarter Adjusted Net Income was $154.7 million or $1.80 per diluted share, an increase of 5% from the second quarter of 2022. Adjusted EBITDA in the third quarter was $292.4 million, an increase of 7% from the second quarter of 2022. See “Non-GAAP Financial Measures” below.

PRODUCTION

Third quarter production was 79,123 Boe per day, an increase of 9% from the second quarter of 2022 and an increase of 37% from the third quarter of 2021. Oil represented 57% of total production in the third quarter. Oil production was 45,107 Bbls per day, an increase of 8% from the second quarter of 2022 and a 33% increase over the third quarter of 2021. NOG had 16.2 net wells turned in-line during the third quarter, compared to 10.1 net wells turned in-line in the second quarter of 2022. Production increased quarter over quarter, driven primarily by growth in NOG’s Permian production, which made up approximately 26% of volumes in the third quarter. Additionally, Williston volumes recovered from weather-related shut-ins experienced in the second quarter and NOG benefited from a partial quarter contribution from the Williston Basin acquisition, which closed on August 15, 2022. Marcellus production was up 2% from the second quarter, a reflection of strong results from the most recent development pad, and represented 17% of total volumes.

PRICING

During the third quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $91.38 per Bbl, and NYMEX natural gas at Henry Hub averaged $7.95 per million cubic feet (“Mcf”). NOG’s unhedged net realized oil price in the third quarter was $90.54, representing a $0.84 differential to WTI prices. NOG’s unhedged net realized gas price in the third quarter was $8.43 per Mcf, representing approximately 106% realization compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $68.5 million in the third quarter of 2022, or $9.41 per Boe, a ~4% decrease on a per unit basis compared to the second quarter of 2022. The decrease in unit costs was driven primarily by the reduction in firm transportation costs incurred in the previous quarter, slightly offset by some modest increases in lifting and processing costs. Third quarter general and administrative (“G&A”) costs totaled $10.3 million or $1.41 per Boe. This includes $2.9 million of legal and transaction expenses in connection with acquisitions and $1.3 million of non-cash stock-based compensation. NOG’s cash G&A costs excluding these amounts totaled $6.0 million or $0.82 per Boe in the third quarter, down 12% from the prior quarter on a unit basis.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital expenditures for the third quarter was $154.5 million (excluding non-budgeted acquisitions). This was comprised of $136.6 million of total drilling and completion (“D&C”) capital on organic and ground game assets, and $17.9 million of ground game acquisition spending and other items. The primary drivers of increased spending from the second quarter were increased development activity (wells-in-process increased by 4.5 net wells) and significant Ground Game success in August and September 2022. NOG has experienced moderate well cost inflation in 2022, but year-to-date well costs have been within NOG’s assumptions for the year. The weighted average AFE elected to in the third quarter was $8.6 million, but the related wells had longer average laterals than the second quarter, and normalized for lateral length third quarter AFEs increased a modest 5% over the second quarter.

NOG’s Williston Basin spending was 53% of the total capital expenditures for the quarter, the Permian was 46%, and other items were 1%. On the Ground Game acquisition front, NOG closed on five transactions during the third quarter totaling 2.0 net well locations and 965 net acres, a marked increase from the second quarter and a significant driver of increased capital investment.

As previously announced, during August 2022, NOG completed its Williston Basin acquisition with a $158.0 million cash settlement at closing. NOG subsequently announced additional Permian Basin acquisitions on August 17, 2022 (Midland Basin, closed on October 3, 2022), September 30, 2022 (Alpha Energy Partners, anticipated closing December 2022), October 11, 2022 (Additional Delaware Basin, anticipated closing December 2022), and October 19, 2022 (MPDC Mascot Project, anticipated closing January 2023). In total, the pending acquisitions have a combined unadjusted purchase price of $617.5 million, with earn-out provisions in the Alpha Energy Partners acquisition that could generate a maximum of an additional $22.5 million in consideration.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $418.1 million as of September 30, 2022, consisting of cash of $9.1 million, and $409.0 million of committed borrowing availability under the revolving credit facility. Additionally, NOG had acquisition deposits of $28.5 million as of September 30, 2022, which will be used to partially fund pending acquisitions.

As of September 30, 2022, NOG had $726.6 million of 8.125% Senior Unsecured Notes due 2028 outstanding, a decrease from $750.0 million at December 31, 2021. As of September 30, 2022, NOG had $164.4 million of liquidation preference value of 6.5% Series A Perpetual Convertible Preferred Stock outstanding, a decrease from $221.9 million at December 31, 2021.

On October 11, 2022, NOG priced a total of $500.0 million of 3.625% Senior Unsecured Convertible Notes due 2029, upsized due to strong demand, and inclusive of the exercise of the $65.0 million over-allotment option. The Company purchased Capped Calls as part of the transaction, boosting the effective conversion price of the notes to $52.17 per share. These notes feature Instrument C settlement, which requires the Company to repay all principal amounts in cash.

On November 8, 2022, NOG exercised its right to cause a full mandatory conversion of its 6.5% Series A Perpetual Convertible Preferred Stock into shares of common stock, which will be effected on November 15, 2022. Holders of the Preferred Stock will receive 4.4878 shares of common stock and a cash payment of $6.3337 for each share of Preferred Stock converted. All dividends on the Preferred Stock will cease to accumulate on the conversion date. On November 15, 2022, holders of record at the close of business on November 1, 2022 will separately receive a final semi-annual cash dividend of $3.25 per share on the Preferred Stock. The conversion will have no impact on NOG’s fully diluted share count as the Preferred Stock has been included in NOG’s fully diluted share calculations on an as-converted basis. The 1,643,732 outstanding shares of Preferred

Stock will convert into an aggregate of approximately 7,376,740 shares of common stock. Based on NOG’s recent $0.30 per share declared common stock dividend, the conversion of the Preferred Stock will reduce annualized dividend payments by approximately $1.8 million per year.

SHAREHOLDER RETURNS

On August 1, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.25 per share for stockholders of record as of September 29, 2022, which was paid on October 31, 2022. This represented a 32% increase from the prior quarter.

On November 2, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.30 per share for stockholders of record as of December 29, 2022, which will be paid on January 31, 2023. This represents a 20% increase from the prior quarter.

In the third quarter and October 2022, NOG repurchased $38.7 million of its common stock. In total year-to-date, NOG has repurchased and retired 1.81 million shares at an average price of $28.42 per share, for a total of $51.5 million. NOG has $98.5 million remaining available on its current common stock repurchase authorization.

In the third quarter and October 2022, NOG repurchased and retired $10.0 million of its 8.125% Senior Unsecured Notes due 2028. The average purchase price was 94.8% of par value. NOG has $26.6 million remaining available on its current repurchase authorization.

2022 FULL YEAR GUIDANCE
(all forecasts are provided on a 2-stream production basis)

NOG is increasing production, net well completion, and capital expenditure guidance, and adjusting certain other guidance items.

Significant year-to-date Ground Game success, development activity pull-forwards, and stronger organic well elections have driven an increase in capital expenditure guidance for the year by $47.5 million at the midpoint. Inflation was not a material factor to the increase in capital spending.

Additional turn-in-lines ahead of schedule, combined with notably better well performance, have driven an increase to production guidance by approximately 1,250 Boe per day at the midpoint for 2022. Notably, NOG expects second half 2022 capital spending to drive significant volume growth exiting 2022 into 2023. NOG has provided December production exit rate guidance that includes, on a full month pro forma basis, the acquisitions the Company expects to close in December 2022. The pending acquisition of the MPDC Mascot Project is not included in these figures, as it is scheduled to close in January 2023.

NOG is updating production expense guidance to account for slightly higher processing and lifting costs incurred year-to-date. This has been more than offset by higher than expected gas realizations, as well as significantly better realized oil prices in both the Williston and Permian basins, leading to improved annual guidance for oil differentials and gas realizations.

	Prior	Current
Annual Production (Boe per day)	73,000 - 77,000	74,500 - 78,000
December Production, pro forma for acquisitions (Boe per day)	77,000+	83,000+
Oil as a Percentage of Sales Volumes	59.5 - 61.5%	59.0 - 60.5%
Net Wells Spud	~65	~66 - 68
Net Wells Added to Production	52.5 - 56.5	57.0 - 59.0
Total Capital Expenditures (in millions)	$405 - $470	$460 - $510

Operating Expenses and Differentials:	Prior	Current
Production Expenses (per Boe)	$8.85 - $9.10	$9.00 - $9.25
Production Taxes (as a percentage of Oil & Gas Sales)	8% - 9%	8% - 9%
Average Differential to NYMEX WTI (per Bbl)	($4.50) - ($5.25)	($3.00) - ($4.00)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	102.5% - 112.5%	105.0% - 112.5%

	Prior	Current
General and Administrative Expense (per Boe):
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.85	$0.80 - $0.85
Non-Cash	$0.20 - $0.30	$0.20 - $0.30

THIRD QUARTER 2022 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended September 30,
	2022	2021	% Change
Net Production:
Oil (Bbl)	4,149,841	3,131,182	33%
Natural Gas and NGLs (Mcf)	18,776,821	13,034,251	44%
Total (Boe)	7,279,311	5,303,557	37%

Average Daily Production:
Oil (Bbl)	45,107	34,035	33%
Natural Gas and NGLs (Mcf)	204,096	141,677	44%
Total (Boe)	79,123	57,647	37%

Average Sales Prices:
Oil (per Bbl)	$90.54	$64.91	39%
Effect Loss on Settled Oil Derivatives on Average Price (per Bbl)	(19.12)	(12.52)
Oil Net of Settled Oil Derivatives (per Bbl)	71.42	52.39	36%

Natural Gas and NGLs (per Mcf)	8.43	4.33	95%
Effect of Loss on Settled Natural Gas Derivatives on Average Price (per Mcf)	(2.43)	(1.31)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	6.00	3.02	99%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	73.37	48.96	50%
Effect of Loss on Settled Commodity Derivatives on Average Price (per Boe)	(17.16)	(10.62)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	56.21	38.34	47%

Costs and Expenses (per Boe):
Production Expenses	$9.41	$8.15	15%
Production Taxes	5.81	3.76	55%
General and Administrative Expenses	1.41	1.04	36%
Depletion, Depreciation, Amortization and Accretion	9.06	6.77	34%

Net Producing Wells at Period End	761.2	601.8	26%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after September 30, 2022.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Volume (Bbls/Day)	Weighted Average Ceiling / Floor Prices ($/Bbl)
2022:
Q4	30,400	$64.17	1,000	$100.00 / 75.00
2023:
Q1	20,700	$72.43	5,325	$96.18 / 81.55
Q2	22,000	$76.15	3,500	$90.75 / 78.57
Q3	17,625	$77.68	3,500	$90.75 / 78.57
Q4	17,000	$76.52	3,500	$90.75 / 78.57
2024:
Q1	7,075	$78.10	1,375	$83.25 / 73.64
Q2	7,050	$77.04	1,375	$83.25 / 73.64
Q3	6,875	$75.34	1,375	$83.25 / 73.64
Q4	2,825	$69.63	1,375	$83.25 / 73.64
_____________
(1)This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended September 30, 2022.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after September 30, 2022.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Volume (MMBTU/Day)	Weighted Average Ceiling / Floor Prices ($/MMBTU)
2022:
Q4	99,891	$3.54	7,473	$7.85 / 3.67
2023:
Q1	76,444	$4.06	32,500	$6.86 / 4.08
Q2	40,440	$4.46	52,500	$6.58 / 4.19
Q3	40,000	$4.50	55,000	$6.67 / 4.18
Q4	35,620	$4.58	65,000	$6.88 / 4.12
2024:
Q1	23,407	$4.44	12,500	$8.15 / 3.80
Q2	17,187	$3.87	2,500	$8.70 / 4.00
Q3	17,000	$3.87	—	—
Q4	11,272	$3.87	—	—
____________
(1)This table does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended September 30, 2022.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended September 30,
(In thousands)	2022	2021
Cash Received (Paid) on Settled Derivatives	$(124,911)	$(56,318)
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	382,501	(71,845)
Gain (Loss) on Commodity Derivatives, Net	$257,590	$(128,163)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended September 30, 2022
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$116.9
Ground Game Drilling and Development Capital Expenditures	$19.7
Ground Game Acquisition Capital Expenditures	$15.9
Other	$2.0
Non-Budgeted Acquisitions	$154.8

Net Wells Added to Production	16.2

Net Producing Wells (Period-End)	761.2

Net Wells in Process (Period-End)	61.5
Increase in Wells in Process over Prior Period	4.5

Weighted Average Gross AFE for Wells Elected to	$8.6

THIRD QUARTER 2022 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Wednesday, November 9, 2022 at 10:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://event.choruscall.com/mediaframe/webcast.html?webcastid=BWm7UyKS
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13733042 - Northern Oil and Gas, Inc. Third Quarter 2022 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13733042 - Replay will be available through November 16, 2022

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in NOG’s capitalization, changes in crude oil and natural gas prices; the pace of drilling and completions activity on NOG’s properties and properties pending acquisition; NOG’s ability to acquire additional development opportunities; potential or pending acquisition transactions; NOG’s ability to consummate pending acquisitions, and the anticipated timing of such consummation; the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruptions to NOG’s business due to acquisitions and other significant transactions; infrastructure constraints and related factors affecting NOG’s properties; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the COVID-19 pandemic and its related economic repercussions and effect on the oil and natural gas industry; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; NOG’s ability to raise or access capital; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,
(In thousands, except share and per share data)	2022	2021
Revenues
Oil and Gas Sales	$534,050	$259,670
Gain (Loss) on Commodity Derivatives, Net	257,590	(128,163)
Total Revenues	791,640	131,507

Operating Expenses
Production Expenses	68,478	43,236
Production Taxes	42,273	19,932
General and Administrative Expense	10,278	5,490
Depletion, Depreciation, Amortization and Accretion	65,975	35,885
Total Operating Expenses	187,004	104,543

Income (Loss) From Operations	604,637	26,964

Other Income (Expense)
Interest Expense, Net of Capitalization	(20,135)	(14,586)
Gain (Loss) on Unsettled Interest Rate Derivatives, Net	(42)	92
Gain (Loss) on Extinguishment of Debt, Net	339	—
Contingent Consideration Gain (Loss)	—	82
Other Income (Expense)	(1)	2
Total Other Income (Expense)	(19,839)	(14,410)

Income (Loss) Before Income Taxes	584,798	12,554

Income Tax Provision (Benefit)	1,333	—

Net Income (Loss)	$583,465	$12,554

Cumulative Preferred Stock Dividend	(2,610)	(3,605)

Net Income (Loss) Attributable to Common Stockholders	$580,855	$8,949

Net Income (Loss) Per Common Share – Basic	$7.39	$0.14
Net Income (Loss) Per Common Share – Diluted	$6.77	$0.13
Weighted Average Common Shares Outstanding – Basic	78,589,661	65,856,479
Weighted Average Common Shares Outstanding – Diluted	86,141,293	66,629,566

CONDENSED BALANCE SHEETS

(In thousands, except par value and share data)	September 30, 2022	December 31, 2021
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$9,129	$9,519
Accounts Receivable, Net	318,139	193,554
Advances to Operators	13,133	6,319
Prepaid Expenses and Other	2,293	3,417
Derivative Instruments	34,000	2,519
Total Current Assets	376,694	215,328

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	5,931,821	5,034,769
Unproved	57,775	24,998
Other Property and Equipment	6,857	2,616
Total Property and Equipment	5,996,453	5,062,383
Less – Accumulated Depreciation, Depletion and Impairment	(3,981,393)	(3,809,041)
Total Property and Equipment, Net	2,015,060	1,253,342

Derivative Instruments	35,292	1,863
Acquisition Deposit	28,500	40,650
Other Noncurrent Assets, Net	15,930	11,683

Total Assets	$2,471,476	$1,522,866

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts Payable	$142,678	$65,464
Accrued Liabilities	114,850	105,590
Accrued Interest	5,967	20,498
Derivative Instruments	113,409	134,283
Contingent Consideration	1,859	—
Other Current Liabilities	2,983	1,722
Total Current Liabilities	381,746	327,557

Long-term Debt, Net	1,169,220	803,437
Derivative Instruments	179,384	147,762
Asset Retirement Obligations	29,913	25,865
Other Noncurrent Liabilities	2,116	3,110

Total Liabilities	$1,762,379	$1,307,731

Commitments and Contingencies (Note 8)

Stockholders’ Equity (Deficit)
Preferred Stock, Par Value $.001; 5,000,000 Shares Authorized; 1,643,732 Series A Shares Outstanding at 9/30/2022 2,218,732 Series A Shares Outstanding at 12/31/2021	2	2

Common Stock, Par Value $.001; 135,000,000 Shares Authorized; 78,879,200 Shares Outstanding at 9/30/2022 77,341,921 Shares Outstanding at 12/31/2021	481	479
Additional Paid-In Capital	1,854,441	1,988,649
Retained Deficit	(1,145,827)	(1,773,996)
Total Stockholders’ Equity	709,097	215,135
Total Liabilities and Stockholders’ Equity	$2,471,476	$1,522,866

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration (gain) loss, net of tax, (iv) acquisition transaction costs, net of tax, and (v) (gain) on unsettled interest rate derivatives, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction costs, (viii) (gain) loss on unsettled interest rate derivatives, and (ix) (gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and (ii) preferred stock dividends. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended September 30,
(In thousands, except share and per share data)	2022	2021
Income (Loss) Before Taxes	$584,798	$12,554
Add:
Impact of Selected Items:
(Gain) Loss on Unsettled Commodity Derivatives	(382,501)	71,845
(Gain) Loss on Extinguishment of Debt	(339)	—
Contingent Consideration (Gain) Loss	—	(82)
Acquisition Transaction Costs	2,932	677
(Gain) on Unsettled Interest Rate Derivatives	42	(92)
Adjusted Income Before Adjusted Income Tax Expense	204,933	84,901

Adjusted Income Tax Expense	(50,209)	(20,801)

Adjusted Net Income (non-GAAP)	$154,724	$64,100

Weighted Average Shares Outstanding – Basic	78,589,661	65,856,479
Weighted Average Shares Outstanding – Diluted	86,141,293	76,348,278

Income (Loss) Before Taxes Per Common Share – Basic	$7.44	$0.19
Add:
Impact of Selected Items	(4.83)	1.10
Impact of Income Tax	(0.64)	(0.32)
Adjusted Net Income Per Common Share – Basic	$1.97	$0.97

Income (Loss) Before Taxes Per Common Share – Diluted	$6.79	$0.16
Add:
Impact of Selected Items	(4.41)	0.95
Impact of Income Tax	(0.58)	(0.27)
Adjusted Net Income Per Common Share – Diluted	$1.80	$0.84
______________
(1)For the three months ended September 30, 2022 and September 30, 2021, this represents a tax impact using an estimated tax rate of 24.5%.

Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,
(In thousands)	2022	2021
Net Income (Loss)	$583,465	$12,554
Add:
Interest Expense	20,135	14,586
Income Tax Provision (Benefit)	1,333	—
Depreciation, Depletion, Amortization and Accretion	65,975	35,885
Non-Cash Stock-Based Compensation	1,341	699
(Gain) Loss on Extinguishment of Debt	(339)	—
Contingent Consideration (Gain) Loss	—	(82)
Acquisition Transaction Costs	2,932	677
(Gain) Loss on Unsettled Interest Rate Derivatives	42	(92)
(Gain) Loss on Unsettled Commodity Derivatives	(382,501)	71,845
Adjusted EBITDA	$292,385	$136,071

Reconciliation of Free Cash Flow

Three Months Ended September 30,
(In thousands)	2022
Net Cash Provided by Operating Activities	$276,766
Exclude: Changes in Working Capital and Other Items	(7,505)
Less: Capital Expenditures (1)	(156,095)
Less: Series A Preferred Dividends	(2,610)
Free Cash Flow	$110,556
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended September 30,
(In thousands)	2022
Cash Paid for Capital Expenditures	$301,240
Less: Non-Budgeted Acquisitions	(151,303)
Plus: Change in Accrued Capital Expenditures and Other	6,159
Capital Expenditures	$156,095